EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY

Names Used to
Name of Subsidiary	State of Organization	Transact Business
IDG USA, LLC	Georgia	Industrial Distribution Group, Inc. Boring-Smith
IDG-Mexico, Inc.	Georgia	None
IDG-Canada, LTD	Georgia	Industrial Distribution Group Canada, LTD